     As filed with the Securities and Exchange Commission on December 2, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	56-2408571
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

4400 Carillon Point
Kirkland, Washington 98033	98033
(Address of Principal Executive Offices)	(Zip Code)
Clearwire Corporation 2003 Stock Option Plan
Clearwire Corporation 2007 Stock Compensation Plan
New Clearwire Corporation 2008 Stock Compensation Plan
(Full title of the plan)

Broady R. Hodder
Senior Vice President and General Counsel
Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Joshua N. Korff
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
(212) 446-4800
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):
Large accelerated filer ☐       Accelerated filer ☐       Non-accelerated filer ☑       Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities to be	Amount to be	offering price per	aggregate offering	registration
registered	registered (1)	share (2)	price (2)	fee
Clearwire Corporation Class A Common Stock—par value $0.0001	80,000,000(3)	$7.20	$576,000,000	$22,636.80
Clearwire Corporation Class A Common Stock—par value $0.0001	9,480,743(4)	7.20	68,261,349.60	2,682.67
Clearwire Corporation Class A Common Stock—par value $0.0001	12,848,121(5)	7.20	92,506,471.20	3,635.50
Total	102,328,864	$7.20	$736,767,820.80	$28,954.97

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock of Clearwire Corporation which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Estimated solely for purposes of calculating the amount of the registration fee and computed pursuant to Rules 457(c) and 457(h)(1) promulgated under the Securities Act, based on $7.20, the average of the high and the low prices of Class A Common Stock of Clearwire Corporation as reported on the NASDAQ Stock Market on December 1, 2008.

(3)	Represents shares of Class A Common Stock issuable upon the exercise of stock options granted under the New Clearwire Corporation 2008 Stock Compensation Plan.

(4)	Represents shares of Class A Common Stock issuable upon the exercise of stock options granted under the Clearwire Corporation 2003 Stock Option Plan.

(5)	Represents shares of Class A Common Stock issuable upon the exercise of stock options granted under the Clearwire Corporation 2007 Stock Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission, which we refer to as the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act and additional information about the Plans are available without charge by contacting:
Broady R. Hodder
Senior Vice President and General Counsel
Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Commission by Clearwire Corporation (f/k/a New Clearwire Corporation), which we refer to as the Company, are incorporated in this Registration Statement by reference (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):
     (a) The Company’s prospectus, dated October 16, 2008 and filed on October 17, 2008 pursuant to Rule 424(b) of the Securities Act, which relates to the Company’s Registration Statement on Form S-4 (Registration No. 333-153128);
     (b) the description of the Company’s Class A Common Stock, par value $0.0001 per share, included under the caption “Description of New Clearwire Capital Stock” in the prospectus forming a part of the Company’s Registration Statement on Form S-4, initially filed with the Commission on August 22, 2008 (Registration No. 333-153128), including exhibits, and as amended;
     (c) the Company’s Current Report on Form 8-K filed with the Commission on November 28, 2008; and
     (d) the Company’s Current Report on Form 8-K filed with the Commission on December 1, 2008.
     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The law firm of Davis Wright Tremaine LLP serves as the Company’s primary outside counsel, and handles a variety of corporate, transactional, tax and litigation matters. The firm has performed legal services for the Company during 2008. Mr. Wolff, the Company’s Chief Executive Officer and a former partner of Davis Wright Tremaine LLP, is married to a partner at Davis Wright Tremaine LLP. As a partner, Mr. Wolff’s spouse is entitled to share in a portion of the firm’s total profits, although she has not received any compensation directly from the Company.
Item 6. Indemnification of Directors and Officers.
     The following summaries are subject to the complete text of the statutes and organizational documents of the Company described below and are qualified in their entirety by reference thereto. The Company is incorporated under the laws of the State of Delaware.
     Section 102(b)(7) of the Delaware General Corporation Law, as the same exists or may hereafter be amended, which we refer to as the DGCL, permits a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising from (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.
     Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful.
     A Delaware corporation may indemnify directors, officers, employees and agents of such corporation in an action or suit by or in the right of such corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) that such director or officer actually and reasonably incurred in connection therewith.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person under Section 145.
     The Company’s restated certificate of incorporation provides that no director of the Company shall have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent an exemption from liability or limitation thereof is not permitted under the DGCL. In addition, the Company’s restated certificate of incorporation provides for indemnification of any person who was or is made or threatened to be made a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director, officer or employee of the Company, or service as a director, officer, partner, trustee, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise at the request of the Company, to the fullest extent authorized under the DGCL, against all expenses, liabilities and losses reasonably incurred by such person. Except for certain unpaid claims to such persons, the Company is not required to indemnify, nor pay expenses incurred to, any such person, in connection with any proceeding initiated by such person, unless the commencement of the proceeding by such person was authorized by the Company’s board of directors. Further, the Company’s restated certificate of incorporation states that it shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against that person or incurred by that person in any such capacity, or arising out of that person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify that person against such liability under the DGCL. The Company has and intends to maintain director and officer liability insurance, if available on reasonable terms.
     In addition, the Transaction Agreement and Plan of Merger, dated as of May 7, 2008, which we refer to as the Transaction Agreement, among Clearwire Corporation, a Delaware corporation and the predecessor entity to the Company, Sprint Nextel Corporation, a Kansas corporation, Intel Corporation, a Delaware corporation, Google Inc., a Delaware corporation, Comcast Corporation, a Pennsylvania corporation, Time Warner Cable Inc., a Delaware corporation, and Bright House Networks, LLC, a Delaware limited liability company, as more fully described in the Company’s Registration Statement on Form S-4 initially filed on August 22, 2008, provides that all rights to indemnification, expense advancement and exculpation existing in favor of any current or former director, officer or employee of Clearwire Corporation, or any of its subsidiaries and contained in the organizational documents of such entities, or under any other agreements, in each case as in effect on May 7, 2008, shall survive the closing of the transactions contemplated by the Transaction Agreement, and remain in full force and effect for a period of at least six years thereafter.
     The Transaction Agreement further provides that, for a period of six years after the closing of the transactions contemplated by the Transaction Agreement, Clearwire Sub LLC, a subsidiary of the Company, will maintain in effect the current directors’ and officers’ liability insurance policies applicable to Clearwire Corporation and its subsidiaries, or provide replacement policies providing at least the same coverage on terms and conditions that are no less favorable to the covered parties.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Reference is made to the documents listed on the attached Exhibit Index, each of which is incorporated by reference herein.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kirkland, state of Washington, on December 2, 2008.

CLEARWIRE CORPORATION
By:	/s/ Benjamin G. Wolff
	Name:	Benjamin G. Wolff
	Title:	Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin G. Wolff and Broady R. Hodder, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin G. Wolff	Chief Executive Officer	December 2, 2008

Benjamin G. Wolff	(Principal Executive Officer)
and Director

/s/ Hope F. Cochran	Senior Vice President and	December 2, 2008

Hope F. Cochran	Treasurer
(Principal Financial Officer)

/s/ Robert M. DeLucia	Chief Accounting Officer	December 2, 2008

Robert M. DeLucia	(Principal Accounting Officer)

/s/ Craig McCaw	Director	December 2, 2008

Craig McCaw

/s/ Keith O. Cowan	Director	December 1, 2008

Keith O. Cowan

Signature	Title	Date

/s/ Daniel Hesse	Director	December 2, 2008

Daniel Hesse

/s/ John Stanton	Director	December 2, 2008

John Stanton

/s/ Dennis S. Hersch	Director	December 2, 2008

Dennis S. Hersch

EXHIBIT INDEX

Exhibit Number		Description

4.1		Clearwire Corporation 2003 Stock Option Plan, as amended November 26, 2008.

4.2		Clearwire Corporation 2007 Stock Compensation Plan, as amended November 26, 2008.

4.3	*	New Clearwire Corporation 2008 Stock Compensation Plan.

5.1		Opinion of Kirkland & Ellis LLP.

23.1		Consent of Deloitte & Touche LLP.

23.2		Consent of KPMG LLP.

23.3		Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

24.1		Power of Attorney (included on the signature page of this Registration Statement).

*	Incorporated by reference to exhibits included with the Company’s Registration Statement on Form S-4 (File No. 333-153128), as amended, originally filed with the Commission on August 22, 2008.